EXHIBIT 8.1

[Letterhead of Sullivan & Cromwell LLP]

November 17, 2009

Universal Corporation,

9201 Forest Hill Avenue,

Richmond, VA 23235.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Universal Corporation (“Universal”) in connection with the offer of securities described in the prospectus supplement filed by Universal on the date hereof (the “Prospectus Supplement”). The Prospectus Supplement supplements the prospectus contained in the Company’s Registration Statement on S-3 (File No. 333-155-639), filed with the Securities and Exchange Commission (the “SEC”) on November 24, 2008.

We hereby confirm to you that our opinion is as set forth in the Prospectus Supplement under the caption “United States Taxation.” We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the heading “United States Taxation.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP